Exhibit 2.3

Business Number C6720 - 1985 Filed in the Office of Filing Number 20254976935 Secretary of State State Of Nevada Filed On 6/18/2025 12:15:00 PM Number of Pages 4

12 : 1s : 24p . m . oo - 1s - 202s s I 18178871604 To: Page : 5 of 7 - PAGE 1 - 2025 - 06 - 18 19 : 15:19 GMT 18178871604 From : E � SETO HOLDINGS, INC. CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B VOTING PREFERRED STOCK PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES Pursuant to Section 78 . 1955 of the Nevada Revised Statutes, the undersigned does hereby certify , on behalf of SETO Holdings , Inc . , a Nevada corporation (the "Company', , that the following resolution was duly adopted by the Board of Directors of the Company . WHEREAS, the Articles of Incorporation of the Company , as amended (the "Articles of bicorporatio 11 , "), authorize the issuance of up to 1 , 500 , 000 shares of preferred stock , par value $ 0 . 001 per share , of the Company (the "Preferred Stock ' 1 i n one or more series , which Preferred Stock shall have such distinctive designation or title , voting powers or no voting powers , and such preferences , rights , qualifications , limitations or restrictions , as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof ; and WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation , rights, preferences, powers, restrictions and limitations of the shares of such new series . NOW, THEREFORE, IT IS RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this "Certificate of Designation ' 1 establish and fix and herein state and express the designation , rights , preferences , powers , restrictions , and limitations of such series of Preferred Stock as follows : TERMS OF SERIES B VOTING PREFERRED STOCK Section l . Designation, Amount and Par Value . The series of Preferred Stock shall be designated as Series B Voting Preferred Stock (the "Series B Voting Preferred Stock', and the number of shares so designated shall be Seventy - Five Thousand ( 75 , 000 ) . Each share of the Series B Voting Preferred Stock shall have a par value of $ 0 . 001 . CERTIFlCATE OF DESIGNATION OF PREFERENCES , RIGHTS AND LIMITATIONS OF SERIES B VOTING PREFERRED STOCK

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Section 2. Fractional Shares. The Series B Voting Preferred Stock may be issued in fractional shares.

Section 3. Voting Rights. The holders of the Series B Voting Preferred Stock shall, as a class, have rights in all matters requiring shareholder approval to a number of votes equal to two (2) times the sum of:

(a) The total number of shares of Company common stock (the ***"Common Stock'1*** which are issued and outstanding at the time of any election or vote by the shareholders; plus

(b) The number of votes allocated to shares of Preferred Stock issued and outstanding of any other class that shall have voting rights.

Section 4. Dividends. The holders of the Series B Voting Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

Section 5. Liquidation. The holders of the Series B Voting Preferred Stock shall not be entitled to any liquidation preference.

Section 6. Conversion and Adjustments.

(a) **Conversion Rate.** The Series B Voting Preferred Stock shall be convertible into shares of the Company's common stock, as follows:

Each share of Series 13 Voting Preferred Stock shall be convertible at any time into a number of shares of Common Stock that equals one-thousandth of one percent (0.00 I%) of the number uf issued an<l outstanding shares uf the Commun Stock outstanding on the date of conversion, such that 1,000 shares of Series B Voting Preferred Stock would convert into one percent (1%) of the number of issued and outstanding shares of the Common Stock outstanding on the date of conversion (the ***"Conversion Rate'1***

(b) **No Partial Conversion.** A holder of shares of Series B Voting Preferred Stock shall be required to convert all of such holder's shares of Series B Voting Preferred Stock, should any such holder exercise his, her or its rights of conversion.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS
AND LIMITATJONS OF SERIES B VOTING PREFERRED STOCK
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(c) **Adjustment for Merger and Reorganization, etc.** If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger (a ***"Reorganization Event"")*** involving the Company in which the Common Stock (but not the Series B Voting Preferred Stock) is converted into or exchanged for securities, cash or other property, then each share of Series B Voting Preferred Stock shall be deemed to have been converted into shares of the Common Stock at the Conversion Rate.

Section 7. Protection Provisions. So long as any shares of Series B Voting Preferred Stock are outstanding, the Company shall not, without first obtaining the majority written consent of the holders of Series B Voting Preferred Stock, alter or change the rights, preferences or privileges of the Series B Voting Preferred Stock so as to affect adversely the holders of Series B Voting Preferred Stock.

Section 8. Waiver. Any of the rights, preferences or privileges ofthe holders of the Series B Voting Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series B Voting Preferred Stock then outstanding.

Section 9. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series B Voting Preferred Stock shall have no other rights, privileges or preferences with respect to the Series B Voting Preferred Stock.

RESOLVED, FURTHER, that the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 18th day of June, 2025.

SETO HOLDINGS, INC.

By: /s/ Janon Costley
Janon Costley
Chief Executive Officer

CERTIFICATE OF DESJGNATION0)' PREFERENCES, RIGHTS
AND LIMITATIONS OF SERIES B VOTING PREFERRED STOCK
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